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                                                                    EXHIBIT 10.1

                AMENDMENT TO COLLABORATION AND LICENSE AGREEMENT


        This is an Amendment dated as of December 19, 2003 (the "Amendment") to the Collaboration and License Agreement between Esperion Therapeutics, Inc. (the "Company") and Pharmacia AB ("PNU"), dated June 24, 1998 (the "Original Agreement").

                                   Background

        WHEREAS, under the terms of the Original Agreement, the Company acquired Assigned PNU Patent Rights and licensed PNU Know-How and Licensed PNU Patent Rights in order to, among other things, develop the Compound as a therapeutic for the cardiovascular market;

        WHEREAS, Pfizer Inc. ("Parent"), Enzo Acquisition Corp. and the Company entered into an Agreement and Plan of Merger, dated as of December 19, 2003 (the "Merger Agreement");

        WHEREAS, subject to the terms of this Amendment, the parties wish to amend the Original Agreement in order to enable PNU and its affiliates to continue the development of the Compound as provided herein; and

        WHEREAS, unless defined herein, capitalized terms in this Amendment shall have the meaning set forth in the Original Agreement.

                                      Terms

        NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that, upon the occurrence of the obligation of the Company to pay to Parent a Termination Fee (as defined in the Merger Agreement) in accordance with Section 9.03(a) of the Merger Agreement, the Original Agreement shall be amended in accordance with the following provisions.

        1. Section 3.3 of the Original Agreement is hereby amended to read in its entirety as follows:

           3.3 "Right of Election. Upon completion of the Company's data analysis of Phase IIb trials in the United States for the initial indication of the Compound, the Company shall furnish written


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notice of such completion to PNU, together with a written summary of the results thereof and, upon PNU's written request, all written documentation reasonably necessary for PNU to review and evaluate such data analysis and the results thereof (such summary or documentation, as the case may be, "Documentation"); provided, however, that PNU may request and the Company shall provide PNU within 30 days, any then-existing data (to the extent available and whether or not Phase IIb trials in the United States have then been completed) at such earlier time as PNU shall request. PNU shall have the right to elect, upon the earlier of (1) thirty (30) days of receipt of then-existing data (unless waived) following its request, and (2) within ninety (90) days after receipt of Documentation (or waiver by PNU of receipt of such data or Documentation), to participate in the further development and/or marketing of the Compound in any country in the world pursuant to one of the following two options:

                 (i) PNU may elect, in its sole discretion, to have the exclusive right pursuant to a license under the Licensed PNU Patent Rights, PNU Know-How, Company Know-How, Company Patent Rights and Assigned PNU Patent Rights (all of the foregoing, including all inventions, discoveries and improvements under the Control of the Company relating to each of the foregoing, the "Covered IP") to develop, make, have made, import, use and sell, including the right to grant sublicenses under these rights, the Licensed Products in any country in the world. The Company covenants and agrees that for so long as there shall be a right of election under this clause (i) the Company shall not sell, assign, license, sublicense or otherwise transfer any of the Covered IP to any Person other than PNU or its designated Affiliate. In the event that PNU makes any election pursuant to this clause (i) of Section 3.3, the Company shall promptly deliver to PNU all reasonable and customary documentation and reaffirmations regarding such licenses as PNU shall request from time to time.

                 (ii) PNU may elect in its sole discretion not to participate in the licensing, development or marketing of the Licensed Products with respect to any country in the world."

        2. Section 3.4 of the Original Agreement is hereby amended to read in its entirety as follows:

                 "3.4 Development Charges. All costs incurred by the Company in the development of the Licensed Products, including, without limitation, payments for clinical trials and other studies, tests and all filings and applications and other actions necessary for achieving Governmental Approval of the Licensed Product, shall be the sole responsibility of the Company, unless PNU elects the option provided in clause (i) of Section 3.3, in which case all such costs incurred with

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respect to the development of the Licensed Products after the time of such election in the countries in the world for which such election relates shall be the sole responsibility of PNU (unless otherwise set forth herein)."

        3. Section 3.5 of the Original Agreement is hereby amended to read in its entirety as follows:

                 "3.5 Manufacturing. In the event that PNU elects the option provided in clause (i) of Section 3.3, PNU shall have sole responsibility and authority, at its cost, for the manufacture and supply of product for clinical trial and commercial product; provided, however, that the Company shall provide PNU, at PNU's expense, with reasonable technical assistance for the transition of manufacturing responsibilities to PNU."

        4. Sections 4.2.1.2(i) shall be amended by inserting at the beginning of such provision the words "Provided PNU shall not have exercised its option provided in clause (i) of Section 3.3 as to the United States and Canada,".

        5. Section 4.2.1.2(ii) shall be amended by inserting at the beginning thereof the words "in respect of those countries in respect of which PNU does not exercise its option provided in clause (i) of Section 3.3."

        6. Clause (iii) of Section 4.2.1.2 shall be amended as follows:

                 "(iii) in the event PNU elects the option provided in clause
(i) of Section 3.3, PNU shall pay to the Company royalties in the amount of (A) fifteen percent (15%) of the Net Sales by PNU and its Affiliates in the United States and Canada, and (B) fourteen percent (14%) of the Net Sales of the Licensed Products by PNU and its Affiliates up to the first $200,000,000 of Net Sales in any annual period in countries outside the United States and Canada, and twelve percent (12%) of the portion of the Net Sales of the Licensed Products by PNU and its Affiliates which is in excess of $200,000,000 in such annual period in countries outside the United States and Canada; and"

        7. The following new clauses (v) and (vi) shall be added to Section 4.2.1.2, after clause (iv):

                 "(v) a payment in the amount of $100,000,000 shall be made by PNU to the Company within thirty (30) days of PNU's election of the option provided in clause (i) of Section 3.3 as to the United States and/or Canada.



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                 (vi) in the event PNU elects the option provided in clause (i)
of Section 3.3 as to the United States and/or Canada, a milestone payment in the amount of $100,000,000 shall be made by PNU to the Company within thirty (30) days of a letter from the FDA granting final approval of the initial Licensed Product."

        8. In Section 4.2.1.2, the last full unnumbered paragraph shall be deleted.

        9. Section 6.1 of the Original Agreement is hereby amended to read in its entirety as follows:

                 "6.1 Prosecution Obligation. The Company shall, at its sole cost and expense, maintain during the term of this Agreement any and all Assigned PNU Patent Rights and Company Patent Rights; it being understood and agreed that until such time as PNU elects the option provided in clause (ii) of
Section 3.3, PNU shall have the option, in its sole discretion, to assume the maintenance of any and all such Assigned PNU Patent Rights and Company Patent Rights during the term of this Agreement at its sole cost and expense in any country where such election has not been made. PNU shall, at its sole cost and expense, apply for, and use its reasonable good faith efforts to seek issuance of, and maintain during the term of this Agreement any and all Licensed PNU Patent Rights, in a timely and reasonably prudent business manner until such time as PNU elects the option provided in clause (i) of Section 3.3."

        10. Section 8.1.1 of the Original Agreement is hereby amended to delete the third sentence in its entirety.

        11. Section 8.1.3 of the Original Agreement is hereby amended to read in its entirety as follows:

                 "8.1.3. Each party shall have the right to defend at its own expense all suits or proceedings seeking to have any of its Patents licensed to the other party hereunder revoked or declared invalid; it being understood and agreed that until such time as PNU elects the option provided in clause (ii) of
Section 3.3, PNU shall have the option, in its sole discretion, to assume any and all such defenses regarding Covered IP in any country where such election has not been made. If such party fails to take action in either case at least thirty (30) days prior to the time that such party is obliged to respond to such suit or proceeding, the other party shall have the right to take whatever action it deems appropriate to defend such suit or proceeding. All costs and expenses (including attorney's fees) incurred by such party in such action may be deducted from royalties and/or other amounts otherwise payable to the other party hereunder from the sale of the Licensed Products in the country where

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such revocation or invalidity suit or proceeding is pending, up to a maximum of fifty percent (50%) of such royalties and/or other payments."

        12. Section 8.2.3 of the Original Agreement is hereby amended to read in its entirety as follows:

                 "8.2.3. Notice of Claims. In the event that a claim is made pursuant to Section 8.2.1 and 8.2.2 above against any party which seeks indemnification hereunder (the "Indemnitee"), the Indemnitee agrees to promptly notify the other party (the "Indemnitor") of such claim or action. In the case of any claim by a third Person against the Indemnitee which seeks (and continues to seek) solely monetary damages for which the Indemnitor has expressly agreed in a written notice delivered to the Indemnitee that, as between the Indemnitor and the Indemnitee, the Indemnitor shall be solely obligated to satisfy and discharge the third party claim, the Indemnitor may, at its option, elect to assume control of the defense of such claim or action; provided, however, that
(a) the Indemnitee shall be entitled to participate therein (through counsel of its own choosing) at the Indemnitee's sole cost and expense, (b) the Indemnitor may maintain control of the defense only for so long as the above conditions on assumption of defense continue to be satisfied in all respects, and (c) the Indemnitor shall not settle or compromise any such claim or action without the prior written consent of the Indemnitee, unless such settlement or compromise includes a general release of the Indemnitee and all of the other PNU Indemnities or the Company Indemnities, as the case may be, from any and all liability with respect thereto and does not impose any obligations or restrictions on the Indemnitee and such other related parties."

        13. Section 13.3 of the Original Agreement is hereby amended to delete the words after "not less than ninety (90) days' prior written notice to the other party", and replace such words with a period [.].

            Except as specifically set forth above by this Amendment, the Original Agreement shall remain in full force and effect in all respects.



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                 IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be executed as of the date first above written.



                                    ESPERION THERAPEUTICS, INC.



                                    By: /s/ Roger S. Newton
                                       ---------------------------



                                    PHARMACIA AB



                                    By: /s/
                                       ---------------------------
                                       Under Power of Attorney